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                                                                     EXHIBIT 2.3

                     AMENDMENT NO. 1 TO ASSET SALE AGREEMENT

         This Amendment No. 1 to Asset Sale Agreement (the "Amendment") is made and entered into as of October 15, 1999, by and between Tenet Healthcare Corporation, a Nevada corporation ("Seller") and Iasis Healthcare Corporation, a Delaware corporation ("Purchaser") as successor in interest to JLL Hospital, LLC, a Delaware limited liability company.

                                    RECITALS

         A. Seller and JLL Hospital, LLC entered into that certain Asset Sale Agreement dated as of August 15, 1999 (the "Agreement") pursuant to which Purchaser's permitted designees or assignees are acquiring substantially all of the assets with respect to the operation of the Hospitals from the Subsidiaries.

         B. Seller and Purchaser desire to amend the Agreement to address certain matters that have arisen since the effective date of the Agreement.

         NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises and covenants contained in this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1. Defined Terms. Except to the extent it is specifically indicated to the contrary in this Amendment, defined terms used in this Amendment shall have the same meanings ascribed to them in the Agreement.

         2.  Items to be Delivered by Purchaser at Closing.

             (a) Section 1.7.1 of the Agreement is hereby deleted in its entirety and replaced with the following:

             1.7.1 payment of the Cash Purchase Price based upon the Interim Balance Sheet (subject to adjustment as described in Section 1.4), less Fifty Million Dollars ($50,000,000) (the "Escrow Amount"), as adjusted to reflect the prorations provided in Section 1.8 of this Agreement.

             (b) A new Section 1.7.1.1 of the Agreement is hereby added as follows after Section 1.7.1 of the Agreement:

             1.7.1.1 payment of the Escrow Amount to the Chase Manhattan Bank, as the Escrow Agent (the "Escrow Agent") by wire transfer of immediately available funds, to be held in escrow subject to the terms of the Escrow


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             Agreement, dated the date hereof, by and among Seller, Purchaser and the Escrow Agent;

         3. Transfer of Seller Assets. Section 1.9(f) of the Agreement is hereby deleted in its entirety and is replaced with the following:

             (f) all of such Subsidiary's interest in and to all contracts and agreements (including, but not limited to, purchase orders) with respect to the operation of any Hospital (the "Contracts") including, without limitation, those Contracts described in
             Schedule 1.9(f); provided, however, that, subject to Section 9.3, multi-hospital contracts as to which one or more of the Acute Care Hospitals and one or more of Seller's other acute care hospitals participate ("Multi-Facility Contracts") shall not be transferred and conveyed at Closing and shall constitute Assets and Contracts only to the extent attributable to the Acute Care Hospitals.

         4.  Excluded Assets.

             (a) Section 1.10(p) of the Agreement is hereby deleted in its entirety and replaced with the following:

                     (p)    [Intentionally omitted];

             (b) A new Section 1.10(q) of the Agreement is hereby added to read as follows:

                     (q)    those Contracts set forth in Schedule 1.10(q).

         5. Assumed Obligations. Section 1.11(b) of the Agreement is hereby deleted in its entirety and replaced with the following:

                     (b) the Contracts, but only to the extent of the
             obligations arising thereunder with respect to events or periods after the Closing Date; provided, however, that, subject to Section 9.3, Multi-Facility Contracts shall give rise to Assumed Obligations only to the extent attributable to the Acute Care Hospitals.

         6. Excluded Liabilities. A new Section 1.12(o) of the Agreement is hereby added to read as follows:

                     (o) all liabilities or obligations arising at any time under those Contracts set forth in Schedule 1.10(q);



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         7.  Title; Sufficiency.

             (a) The phrase "which are not otherwise marked with two stars and (iv) the UCC Liens" is hereby inserted immediately after the phrase "(iii) other such encumbrances as are set forth in Schedule 2.7(b)" contained in Section 2.7(b) of the Agreement.

             (b)     The phrase "and (v) the judgments as are set forth in
             Schedule 2.7(b) which are marked with two stars therein" is hereby inserted immediately after the phrase "(collectively, "Permitted Liens")" contained in Section 2.7(b) of the Agreement.

         8. Representations and Warranties of Seller. A new Section 2.21 of the Agreement is hereby added to the Agreement to read as follows:

             2.21 Managed Care Contracts To the best knowledge of the Tenet Representatives (as defined below), no payor under any managed care Contract has notified or otherwise informed Seller or the Subsidiaries that it does not intend to, or will not, consent to the transfer of such Contract to Purchaser as a result of the transactions contemplated by the Agreement, as amended. For purposes hereof, the term "Tenet Representatives" shall mean Michael Murphy, Peggy Sanborne, William Barrett and Paul O'Neill.

         9.  Covenants of Seller.

             (a) A new Section 4.21 of the Agreement is hereby added to read as follows:

             4.21 Certain Owned Real Property. Notwithstanding Section 1.9 of this Agreement, the Owned Real Property listed on Schedule 4.21(a) (the "6103 Webb Property"), Schedule 4.21(b) (the "Town & Country Condo Property"), Schedule 4.21(c) (the "Memorial Condo Property"), Schedule 4.21(d) (the "Southwest Real Property"), and the Leased Real Property listed on Schedule 4.21(e) (the "La Mesa Leased Real Property") shall not be transferred and conveyed to Purchaser as of the Closing Date. Instead, Seller shall transfer such Owned Real Property and Leased Real Property to Purchaser after Closing in accordance with this Section 4.21.

             (a) 6103 Webb Property. Seller and Purchaser shall agree on the value of the 6103 Webb Property within thirty (30) days following the Closing. If the Seller and Purchaser fail to agree on a value within such thirty-day period, the parties shall retain an MAI certified appraiser promptly thereafter to perform an appraisal of such value with the cost of obtaining such appraisal to be split equally between Seller and Purchaser. The appraisal shall be conducted using a MAI or other valuation methodology that is mutually acceptable to the parties. Following the determination of the value of the property in such manner (the "Webb Property Value"), Seller shall use commercially reasonable and expeditious efforts to either



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         (i) acquire all of the partnership interests in that certain limited partnership known as 6103 Webb Road, Ltd. or (ii) obtain the written consent of Robert G. Sherrill, Jr., M.D. to the transfer of the 6103 Webb Property to Purchaser or Purchaser's designated affiliate. Seller shall offer to acquire the partnership interest, or obtain the consent, from Dr. Sherrill based on the Webb Property Value. Within ten (10) days after the occurrence of either event set forth in clause (i) or
         (ii) contained in the previous sentence, or as otherwise agreed to by the parties to this Agreement, Seller shall cause fee title to the 6103 Webb Property to be conveyed to Purchaser or Purchaser's designated affiliate and Seller shall cause the Title Company to issue a Title Policy to Purchaser or Purchaser's designated affiliate with respect to the 6103 Webb Property in the amount of the Webb Property Value. Such Title Policy shall be issued consistent with the requirements set forth in Section 7.10. If Seller, despite its commercially reasonable efforts, is unable to transfer the 6103 Webb Property to Purchaser or Purchaser's designated affiliate by December 15, 1999, Seller shall have no obligation to transfer to Purchaser and Purchaser shall have no obligation to acquire from Seller the 6103 Webb Property. In such event, no later than December 31, 1999, Seller shall return to Purchaser an amount equal to the Webb Property Value, which Seller and Purchaser agree is the portion of the Purchase Price allocable to the 6103 Webb Property.

             (b) Town & Country Condo Property and the Memorial Condo Property. Promptly after the Closing Date, Seller shall use commercially reasonable and expeditious efforts to obtain the applicable condominium association's waiver of, or expiration of the time period applicable to, its right of first refusal regarding the conveyance of the Town & Country Condo Property and the Memorial Condo Property to Purchaser or Purchaser's designated affiliate. Within ten
         (10) days after the waiver of, or expiration of, each such applicable right of first refusal, Seller shall cause fee title to the Town & Country Condo Property and the Memorial Condo Property, respectively, to be conveyed to Purchaser or Purchaser's designated affiliate. Seller shall cause fee title to the Town & Country Condo Property and the Memorial Condo Property, respectively, to be conveyed to Purchaser or Purchaser's designated affiliate and Seller shall cause the Title Company to issue a Title Policy to Purchaser or Purchaser's designated affiliate with respect to the Town & Country Condo Property and the Memorial Condo Property in the amount of (i) Sixty-Eight Dollars ($68), multiplied by (ii) the square footage of the space at issue (the "Condo Value"). Such Title Policy shall be issued consistent with the requirements set forth in Section 7.10. If Seller, despite its commercially reasonable efforts, is unable to transfer the Town & Country Condo Property or the Memorial Condo Property to Purchaser or Purchaser's designated affiliate by January 15, 2000, Seller shall have no obligation to transfer to Purchaser and Purchaser shall have no obligation to acquire from Seller the Town & Country Condo Property or Memorial Condo Property, as the case may be. In such event no later than January 31, 2000, Seller shall return to Purchaser (i) if the Town & Country Condo Property or the Memorial Condo Property is not conveyed, the Condo Value, which Seller and Purchaser agree is the portion of the Purchase Price allocable to such properties.



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             (c)     (i)    Southwest Real Property and La Mesa Leased Real
         Property. Promptly after the Closing Date, Seller shall use commercially reasonable and expeditious efforts to obtain a Survey and Title Commitment with respect to the Southwest Real Property and the La Mesa Leased Real Property. Within ten (10) business days after Purchaser's receipt of the last of the Survey and Title Commitment with respect to the Southwest Real Property and the La Mesa Leased Real Property, respectively, Purchaser shall advise Seller in writing of any matter disclosed in such Survey or Title Commitment that is unacceptable to Purchaser in its reasonable discretion. Failure of Purchaser to timely deliver to Seller such written notification shall be deemed Purchaser's approval of the Survey and Title Commitment. For purposes of this Section 4.21(c), "Permitted Exceptions" shall mean any and all matters disclosed in a Survey and/or Title Commitment which are reasonably approved or deemed approved by Purchaser. Subject to subpart
         (c)(ii) next below, transfer of the Southwest Real Property or La Mesa to Purchaser shall occur no later than forty five (45) business days after the last of the Survey and Title Commitment with respect to the applicable property have been delivered to Purchaser (each, a "Real Property Closing Date").

                     (ii) In the event that Purchaser timely provides written notice to Seller of any disapproved matter in the Survey or the Title Commitment, Seller shall, by written notice to Purchaser (the "Seller Title Notice"), which Seller shall give within ten (10) business days of receipt of such notice from Purchaser, either (A) agree to use reasonable commercial efforts to remove any such disapproved matter(s) affecting title to the Southwest Real Property or La Mesa Leased Real Property, or (B) refuse to remove such matter(s). If Seller refuses to remove any such disapproved matter or if, despite reasonable commercial efforts, is unable to remove any such disapproved matter by the applicable Real Property Closing Date, Seller shall not be in default hereunder and Purchaser shall elect either (Y) to acquire the Southwest Real Property or La Mesa Leased Real Property, as applicable, subject to such disapproved matter or (Z) not to acquire such Southwest Real Property or La Mesa Leased Real Property. Purchaser shall by written notice advise Seller of such election no later than ten (10) business days after receipt of the Seller Title Notice with respect to disapproved matters that Seller refuses or is deemed to have refused to remove and ten (10) business days after Purchaser has been advised in writing that Seller is unable to remove disapproved matters that Seller has agreed to use commercially reasonable efforts to remove. Failure by Purchaser to provide timely such written notice shall be deemed Purchaser's election to acquire the Southwest Real Property or La Mesa Leased Real Property, as applicable, subject to disapproved matters. If Purchaser elects not to acquire the Southwest Real Property or La Mesa Leased Real Property as provided in this clause (c), then Seller shall no later than the date which is fifteen (15) business after such written election by Purchaser has been delivered to Seller, return to Purchaser the portion of the Purchase Price allocable to the Southwest Real Property or La Mesa Leased Real Property, respectively, which amount shall be determined pursuant to the MAI appraisal methodology set forth at Section 4.21(a) above.


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             (d)     Subject to Section 4.21(a) hereof, Purchaser will succeed
         to fee simple ownership of the 6103 Webb Property, the Town & Country Condo Property, the Memorial Condo Property, the Southwest Real Property, and a leasehold interest in the La Mesa Leased Real Property at no additional cost or expense to Purchaser. Each such conveyance shall occur in accordance with the terms and conditions of the Agreement, except that the Closing Date shall be defined, for purposes of the sale of the 6103 Webb Property, the Town & Country Condo Property, the Memorial Condo Property and the Southwest Real Property and assignment of the leasehold of the La Mesa Leased Real Property, as the date of Purchaser's or Purchaser's designated affiliate's acquisition of fee title or leasehold interest to each such property, respectively.

         10. UCC Termination Statements. A new Section 4.22 of the Agreement is hereby added to read as follows:

             4.22 UCC Terminations.After the Closing Date, Seller shall use its reasonable commercial efforts to (a) obtain executed UCC termination statements for the financing statements set forth on
             Schedule 4.22 which are attached hereto (the "UCC Liens"), (b) file such executed UCC termination statements with the appropriate governmental agencies or authorities with respect to the UCC Liens and (c) deliver such executed and filed UCC termination statements to Purchaser. Seller's obligations under this Section 4.22 shall continue to be fully effective and enforceable with respect to any particular financing statement until the expiration of such applicable financing statement set forth on Schedule 4.22.

         11. Cooperation in Obtaining Consents. A new Section 4.23 of the Agreement is hereby added to read as follows:

             4.23 Cooperation on Obtaining Consents. For two (2) years after the Closing Date, Seller and Purchaser shall each use reasonable commercial efforts to obtain the consent to assignment from the applicable third parties to any Contract or Lease, or to enter into new contracts with respect to Multi-Facility Contracts for which such consent was not obtained as of the Closing Date.

         12. Misdirected Payments. A new Section 4.24 of the Agreement is hereby added to read as follows:

             4.24 Misdirected Payments. To the extent there are any misdirected funds forwarded to Seller (or one of its subsidiaries) by any third parties, which misdirected funds are paid in respect of the performance of services by or on behalf of the Hospitals from and after the Closing, including without limitation in respect of any services provided by any of the physicians



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             providing services at the Hospitals, Seller shall remit such misdirected funds to Iasis Healthcare Corporation within ten (10) business days after receipt thereof, to the account(s) designated by Purchaser. Each of Seller and Purchaser further agree that, to the extent that Purchaser has not obtained a provider number with respect to any Hospital on or prior to the Closing Date, Purchaser (or a subsidiary of Purchaser) shall be entitled to use the provider number obtained by Hospital (or a Subsidiary of Seller) prior to the Closing Date with respect to such Hospital. Furthermore, Seller and Purchaser understand and agree that all payments by third party payors in respect of such Licensed Provider Numbers for goods and services provided after the Closing Date ("Post-Closing Payments") shall be solely for the account of Purchaser. Seller (on its behalf and on behalf of its subsidiaries) hereby irrevocably assigns to Purchaser all right, title and interest it may have in respect of such Post-Closing Payments and hereby agrees to remit to Purchaser such Post-Closing payments within ten (10) business days after its receipt thereof.

         13. Covenants of Purchaser. Purchaser agrees and acknowledges that the Owned Real Property described in Section 4.21 of this Agreement shall not be transferred and conveyed to Purchaser at the Closing, but shall be transferred and conveyed to Purchaser, if at all, in accordance with Section 4.21.

         14. Provision of Benefits. A new Section 9.3 of the Agreement is hereby added to read as follows:

             9.3 Provision of Benefits. If Seller is unable to obtain any consent to the assignment of Seller's or any Subsidiary's interest in a Contract or a Lease, or if Purchaser is unable to enter into a new contract with respect to a Multi-Facility Contract, until such consent or new contract is obtained, Seller shall use reasonable commercial efforts to provide Purchaser the benefits of any such Contract or Lease (including with respect to the Acute Care Hospital portion of Multi-Facility Contracts), cooperate in any reasonable and lawful arrangement designed to provide such benefits to Purchaser, and allow Purchaser to directly enforce such Contracts or Leases against third parties thereto. Purchaser shall use reasonable commercial efforts to perform, on behalf of Seller, the obligations of Seller thereunder or in connection therewith, limited in the case of Multi-Facility Contracts to the Acute Care Hospitals thereunder, but only to the extent that such action would not result in a material default thereunder or in connection therewith and such obligation would have been (a) an obligation of Purchaser had it entered into a new contract on substantially similar terms with respect to a Multi-Facility Contract or (b) an Assumed Obligation but for the failure to obtain a consent.


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         15. Indemnification of Purchaser by Seller. The following is hereby inserted at the end of the first sentence of Section 10.2.1 of the Agreement:

                 and (ix) Seller's failure to comply with Section 4.22..

         16. Change of Corporate and Fictitious Names. Within ten (10) business days following the Closing Date, Seller shall change the corporate names of the following entities owned by Seller, as well as any and all fictitious business names used by any Subsidiary which is the same as or similar to the name of any Hospital or other business sold to Purchaser. The changed names shall not use the word or words uniquely related to the Hospital or other business so sold, e.g., the name of Mesa General Hospital Medical Center, Inc. shall be changed to eliminate at least the word "Mesa" and replace it (them) with a word or words not the same as or confusingly similar to "Mesa". The actual names to be changed are as follows:

                 (a) Mesa General Hospital Medical Center, Inc.;
                 (b) Health Choice Arizona, Inc.;
                 (c) Metro Surgery Center Limited Partnership;
                 (d) Memorial Hospital of Town & Country, Ltd.;
                 (e) Center for Quality Care, Inc.; and
                 (f) Pain Management Center of Town & Country, Inc.

         17. Patient Scheduling. For a period of sixty (60) days after the Closing Date, Seller shall cause Tenet Physician Services and/or all other applicable affiliates or subsidiaries of Seller, by and through Seller's four
(4) dedicated employees as of the Closing Date, to continue to provide patient scheduling services on behalf of Purchaser and its applicable affiliates for all of Purchaser's and its affiliates employed physicians transferred to Purchaser or its affiliates in connection with this Agreement who practice medicine in the State of Arizona consistent with prior practices. Purchaser shall, and shall cause its affiliates to, reasonably cooperate with Seller and its affiliates in connection with the provision of such patient scheduling services. Seller shall maintain and use during this sixty (60) day period all communication systems that, prior to Closing, Seller used to support such patient scheduling services. Seller and its affiliates shall perform such services for the benefit of Purchaser without the payment to Seller or its affiliates of any fee by Purchaser or its affiliates.

         18. Collection Services. For a period of ninety (90) days after the Closing Date, Purchaser shall, and shall cause its affiliates to, use their reasonable commercial efforts to collect the Accounts Receivable of Seller and its affiliates with respect to services rendered by the three (3) physician practices located in Town & Country, Florida of Dr. Norris, Dr. Long and Dr. Rosenberg which on or prior to the Closing Date were not managed by Tenet Physician Services through its centralized computer billing and collection systems located in Phoenix, Arizona. Seller shall, and shall cause its affiliates to, reasonably cooperate with Purchaser and its affiliates in connection with the provision of such collection services. Purchaser and its affiliates shall perform such services without the payment to Purchaser or its affiliates of any fee by Seller or its affiliates. Within ten (10) business days after the collection of any Accounts Receivable that relate to services rendered at such



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practices on or prior to the Closing Date, Purchaser shall, and shall cause its affiliates to, remit such collected amounts to Seller at the following address:
Tenet HealthSystem, 14001 Dallas Parkway, Dallas, Texas 75240, Attention:
Violetta Mazella.

         19. Schedules. Attached as Annex I hereto is Amendment No. 1 to the Schedules to the Asset Sale Agreement dated as of the Closing Date. Except as set forth therein, the Schedules attached to the Agreement remain in full force and effect.

         20. Osteomy Center. Seller hereby agrees to license to Purchaser and its subsidiaries the right to distribute marketing materials relating to the Osteomy Center at Palms of Pasadena (the "Center") for a period of one (1) year commencing on the Closing Date, pursuant to the terms of the License Agreement for Policy and Procedures Manuals; provided, however, that Purchaser shall be entitled to terminate such license at any time upon thirty days' prior written notice. Purchaser and its subsidiaries shall have access to the Center's Call Center and database for one (1) year so long as Purchaser and its subsidiaries enter into the standard form of contract which Seller utilizes in connection with the Call Center.

         21. Effect on Agreement; General Provisions. Except as set forth in this Amendment, the terms and provisions of the Agreement are hereby ratified and declared to be in full force and effect. This Amendment shall be governed by the provisions of the Agreement regarding choice of law, attorneys' fees, and successors and assigns. This Amendment shall become effective upon its execution, which may occur in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Captions and paragraph headings are used herein for convenience only, are not a part of this Amendment or the Agreement as amended by this Amendment and shall not be used in construing either document. Other than the reference to the Agreement contained in the first recital of this Amendment, each reference to the Agreement and any agreement contemplated thereby or executed in connection therewith, whether or not accompanied by reference to this Amendment, shall be deemed a reference to the Agreement as amended by this Amendment.


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         IN WITNESS WHEREOF, the parties have caused this Amendment to be executed in multiple originals by their authorized officers, all as of the day and year first above written.

                           PURCHASER:

                           IASIS HEALTHCARE CORPORATION, a
                           Delaware corporation, as successor in interest to JLL Hospital, LLC



                           By: /s/ Frank Coyle
                              --------------------------------
                           Name:   Frank Coyle
                                ------------------------------
                           Title:  Secretary
                                 -----------------------------

                           SELLER:

                           TENET HEALTHCARE CORPORATION, a
                           Nevada corporation



                           By: /s/ Paul O'Neill
                              --------------------------------
                                Name:    Paul O'Neill
                                Title:   Vice President



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